EXHIBIT 10.51

IRON MOUNTAIN INCORPORATED
Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan
Cash Award Agreement
This Cash Award Agreement and the associated grant award information (the “Customizing Information”), which Customizing Information is provided in written form or is available in electronic form from the recordkeeper for the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan, as amended and in effect from time to time (the “Plan”), is made as of the date shown as the “Grant Date” in the Customizing Information (the “Grant Date”) by and between Iron Mountain Incorporated, a Delaware corporation (the “Company”), and the individual identified in the Customizing Information (the “Participant”). This instrument and the Customizing Information are collectively referred to as the “Cash Award Agreement.”
WITNESSETH THAT:
WHEREAS, the Company has instituted the Plan; and
WHEREAS, the Compensation Committee (the “Committee”) has authorized the grant of a long-term cash incentive award (the “Cash Award”) upon the terms and conditions set forth below and as an “Other Award” pursuant to the Plan, a copy of which is incorporated herein; and
WHEREAS, the Participant acknowledges that the Participant has carefully read this Cash Award Agreement and agrees, as provided in Section 14(a) below, that the terms and conditions of the Cash Award Agreement reflect the entire understanding between the Participant and the Company regarding this Cash Award (and the Participant has not relied upon any statement or promise other than the terms and conditions of the Cash Award Agreement with respect to this Cash Award).
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Participant agree as follows. For purposes of this Cash Award Agreement, to the extent the Participant is not employed by the Company, “Employer” shall mean the subsidiary of the Company that employs or has otherwise engaged the Participant to perform services on its behalf.
1.Grant. Subject to the terms of the Plan and this Cash Award Agreement, the Company hereby grants to the Participant a Cash Award in an amount as shown in the Customizing Information under “Total Award Value.”
2.Vesting.
(a)In General. If the Participant remains in an employment, contractual or other service relationship with the Company or a subsidiary of the Company (“Relationship”) as of a “Vesting Date,” as specified in the Customizing Information, and

Version 2 – Cash Award Agreement 2/4/2025

the Participant as of such date is not in violation of any confidentiality, inventions, non-solicitation and/or non-competition agreement with the Company (to the extent such agreement is permitted under applicable law), all or a portion, as applicable (the “Incremental Amount,” as specified in the Customizing Information), of the Cash Award shall vest on such date. For the avoidance of doubt, except as otherwise provided pursuant to the terms of the Plan and Sections 2(b), 2(c) or 2(d) of this Cash Award Agreement, if the Participant's Relationship is terminated by the Company or by the Participant for any reason, whether voluntarily or involuntarily, no Cash Award granted pursuant to this Cash Award Agreement shall vest under any circumstances on and after the date of such termination.
(b)Retirement Vesting. Notwithstanding Section 2(a), if the Participant's Relationship terminates on account of Retirement (as defined below) on or after the first July following the Grant Date, the Cash Award shall continue to vest on the schedule shown in the Customizing Information, provided the Participant continues to comply with any confidentiality, inventions, non-solicitation and/or non-competition agreement with the Company (to the extent such agreement is permitted under applicable law). Notwithstanding any other provision in this Cash Award Agreement, Retirement-eligible employees are entitled to Retirement treatment even if separated as a result of the death or disability of the Participant.
(c)Death or Disability Vesting. Notwithstanding Section 2(a), if the Participant’s Relationship terminates as a result of the Participant's disability (as determined by the Board on the basis of medical advice satisfactory to it) or death, the Participant’s Vesting Date shall be the date of termination and the Participant shall be fully vested in the Participant's Cash Award, provided the Participant is not as of the date of payment, or was not as of the date of death, in violation of any confidentiality, inventions, non-solicitation and/or non-competition agreement with the Company (to the extent such agreement is permitted under applicable law).
(d)Committee Discretion. In the event the Participant's Relationship is terminated for any reason (whether voluntary or involuntary), (i) the Participant’s right to vest in the Cash Award will, except as provided in Section 9(c) of the Plan or otherwise explicitly in Sections 2(b) or 2(c) of the Cash Award Agreement or as provided by the Committee, terminate as of the date of the termination of the Relationship (and will not be extended by any notice period, e.g., a period of "garden leave" or similar period mandated under local law) and (ii) the Committee shall have the exclusive discretion to determine when the Relationship has terminated for purposes of this Cash Award (including when the Participant is no longer considered to be providing active service while on a leave of absence).
(e)Retirement. “Retirement” means termination of the Participant's Relationship with the Company after the Participant has attained age fifty-five (55), has five (5) Years of Credited Service and has a combined age and Years of Credited Service of at least sixty-five (65). “Years of Credited Service” shall mean the Participant’s years of total adjusted service with the Company, calculated from the Participant’s initial hire date with the Company (or any predecessor business acquired by the Company) and without regard to any lapses in active employment while employed by the Company, such as approved leaves of absences.
(f)EU Age Discrimination Rules. If the Participant is a local national of and employed in a country that is a member of the European Union, the grant of the Cash Award and the terms and conditions governing the Cash Award are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Cash Award Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.
3.Payment of Cash Award. With respect to any Cash Award that becomes vested as of a Vesting Date pursuant to Section 2, the Employer shall pay an amount equal to the vested portion of the Total Award Value as soon as practicable following the applicable Vesting Date. Notwithstanding anything in the Plan or the Cash Award Agreement to the contrary, any vested Cash Award will be settled in cash only paid by the Employer through local payroll.
4.Responsibility for Taxes.
(a)The Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax (including federal, state, local and non-US tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company in its discretion to be an appropriate charge to the Participant even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld, if any by the Company and/or the Employer. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Cash Award, including, but not limited to, the grant, vesting or payment of the Cash Award; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Cash Award to reduce or eliminate the Participant’s liability for Tax-Related Items or to achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)If the Participant’s country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company or the Employer may, in its discretion and subject to applicable law, withhold any amount necessary to pay the Tax-Related Items from the Participant’s regular salary/wages or other amounts payable to the Participant, or may require the Participant to submit payment equivalent to the minimum Tax-Related Items required to be withheld by means of certified check, cashier’s check or wire transfer. In the event the withholding requirements for Tax-Related Items are not satisfied through one of the foregoing methods, no payment will be released to the Participant (or the Participant’s estate) upon vesting of the Cash Award unless and until satisfactory arrangements (as determined by the Company in its sole discretion) have been made by the Participant with respect to the payment of any such Tax-Related Items. By accepting the Cash Award, the Participant expressly consents to the withholding methods for Tax-Related Items as provided hereunder and/or any other methods of withholding that the Company or the Employer may take and are permitted under the Plan to meet the withholding and/or other requirements as provided under applicable laws, rules and regulations. All Tax-Related Items related to the Cash Award shall be the sole responsibility of the Participant.
(c)The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates, including up to the maximum rate applicable in the Participant’s jurisdiction(s). If the maximum rate is used, the Participant may receive a refund of any over-withheld amount in cash from the Company or the Employer, or, if not refunded, the Participant may be able to seek a refund from the local tax authorities.
5.Non-assignability of Cash Award. The Cash Award shall not be assignable or transferable by the Participant except by will or by the applicable laws of descent and distribution or as permitted by the Committee in its discretion pursuant to the terms of the Plan. During the life of the Participant, payment of the Cash Award shall be made only to the Participant, to a conservator or guardian duly appointed for the Participant by reason of the Participant’s incapacity or to the person appointed by the Participant in a durable power of attorney acceptable to the Company’s counsel.
6.Effect Upon Employment and Performance of Services. Nothing in this Cash Award Agreement or the Plan shall be construed to impose any obligation upon the Company or any subsidiary to employ or utilize the services of the Participant or to retain the Participant in its employ or to engage or retain the services of the Participant.
7.Time for Acceptance. Unless the Participant shall evidence acceptance of this Cash Award Agreement by electronic or other means prescribed by the Committee within sixty (60) days after its payment, the Cash Award shall be null and void (unless waived by the Committee).
8.Breach of Restrictive Covenants. In the event that the Participant breaches any confidentiality, inventions, non-solicitation and/or non-competition agreement with the Company, and such agreement is permitted by applicable laws, (i) the Participant shall forfeit (and shall not vest in) all Cash Awards to the extent they have not yet been paid and (ii) pay to the Company an amount equal to the Cash Award paid to the Participant, including, for the avoidance of doubt, any Tax-Related Items; provided, however, that the Committee in its discretion may release the Participant from the requirement to make such payment, if the Committee determines that the Participant’s breach of such agreement is not inimical to the best interests of the Company. In accordance with applicable law, the Company may deduct the amount of payment due under the preceding sentence from any compensation or other amount payable by the Company to the Participant. For purposes of this Section 8, the term “Company” refers to the Company as defined in the last sentence of Section 1 of the Plan.
9.Section 409A of the Internal Revenue Code. The Cash Award granted hereunder is intended to avoid the potential adverse tax consequences to the Participant of Section 409A of the Code and the Committee may make such modifications to this Cash Award Agreement as it deems necessary or advisable to avoid such adverse tax consequences. If and to the extent that the Cash Award is subject to Section 409A, in addition to the provisions of Section 12(f) of the Plan, any payment upon termination of the Relationship shall be made only upon a “separation from service” under Section 409A, and the Participant may not directly or indirectly designate the calendar year of a payment.
10.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or to request the Participant's consent to participate in the Plan by electronic means. The Participant consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
11.Company Clawback Policy; Recoupment Requirements. This Cash Award shall be subject to any applicable clawback or recoupment policies, share trading policies, corporate governance standards and other policies that may be implemented by the Board from time to time, in accordance with applicable law. Notwithstanding anything in this Cash Award Agreement to the contrary, the Participant acknowledges and agrees that this Cash Award Agreement and the award described herein are (a) subject to the terms and conditions of the Company’s clawback or similar compensation recoupment policy as may be in effect from time to time, and (b) subject to deduction, recoupment or forfeiture to the extent required to comply with any recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards, any of which could in certain circumstances require repayment or forfeiture of the Cash Award or other cash or property received with respect to the Cash Award (including any value received from a disposition of the Cash Award).

12.Nature of Award. By accepting this Cash Award, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan and this Cash Award Agreement;
(b)the grant of this Cash Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards under the Plan or benefits in lieu of Plan awards, even if Cash Awards or other Plan awards have been granted in the past;
(c)all decisions with respect to future Cash Awards will be at the sole discretion of the Committee;
(d)the Participant is voluntarily participating in the Plan;
(e)if the Participant resides and/or works outside the United States, the following additional provisions shall apply:
(i)this Cash Award and the income from and value of same is not intended to replace any pension rights or compensation;
(ii)this Cash Award and the income from and value of same, does not constitute compensation of any kind for services of any kind rendered to the Company and/or any subsidiary thereof and are outside the scope of the Participant’s employment contract, if any;
(iii)this Cash Award and the income from and value of same, is not part of normal or expected compensation or salary, including, but not limited to, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, service awards, pension or retirement or welfare benefits or similar payments unless such other arrangement explicitly provides to the contrary;
(iv)no claim or entitlement to compensation or damages shall arise from forfeiture of the Cash Award resulting from the Participant’s termination of the Relationship (for any reason and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment or service agreement, if any) or enforcement of any applicable clawback policy or recoupment requirements applicable to the Cash Award or other benefits relating to the Cash Award; and
(v)the Cash Award shall be made in the currency indicated in the Customizing Information and the Company shall not be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the currency in which the Cash Award is paid.

13.Country-Specific Provisions; Imposition of Other Requirements.
(a)Notwithstanding any provision in this Cash Award Agreement, this Cash Award shall be subject to any special terms and conditions set forth in any Appendix to this Cash Award Agreement for the Participant’s country of residence (and country of employment, if different). Moreover, if the Participant relocates to or otherwise becomes subject to the laws, rules and/or regulations of one of the countries included in the Appendix, the additional or different terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons and provided the imposition of the term or condition will not result in any adverse accounting expense with respect to the Cash Award (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). The Appendix constitutes part of this Cash Award Agreement.
(b)The Company reserves the right to impose other requirements on the Participant's participation in the Plan and the Cash Awards to the extent the Company determines it is necessary or advisable for legal or administrative reasons and provided the imposition of the term or conditions will not result in any adverse accounting expense to the Company, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
14.General Provisions.
(a)Amendment; Waivers. This Cash Award Agreement, including the Plan, contains the full and complete understanding and agreement of the parties hereto as to the subject matter hereof, and except as otherwise permitted by the express terms of the Plan and this Cash Award Agreement and applicable law, it may not be modified or amended nor may any provision hereof be waived without a further written agreement duly signed by each of the parties; provided, however, that a modification or amendment that does not materially diminish the rights of the Participant hereunder, as they may exist immediately before the effective date of the modification or amendment, shall be effective upon written notice of its provisions to the Participant, to the extent permitted by applicable law. The waiver by either of the parties hereto of any provision hereof in any instance shall not operate as a waiver of any other provision hereof or in any other instance. The Participant shall have the right to receive, upon request, a written confirmation from the Company of the Customizing Information.
(b)Binding Effect. This Cash Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.
(c)Governing Law and Venue. This Cash Award Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of law. Unless the Participant is subject to a mutual agreement to arbitrate with the Company, the Participant agrees to institute any legal action or legal proceeding relating to the Cash Award Agreement or the Plan in Boston Municipal Court, Massachusetts, or in federal court in Boston, Massachusetts, United States of America, and no other courts, where this grant is made and/or to be performed. The Participant agrees to submit to the jurisdiction of and agrees that venue is proper in the aforesaid courts in any such action or proceeding and waives, to the fullest extent permitted by law, any objection that the laying of venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum.
(d)Construction. This Cash Award Agreement is to be construed in accordance with the terms of the Plan. In case of any conflict between the Plan and this Cash Award Agreement, the Plan shall control. The titles of the sections of this Cash Award Agreement and of the Plan are included for convenience only and shall not be construed as modifying or affecting their provisions. Capitalized terms not defined herein shall have the meanings given to them in the Plan.
(e)Language. The Participant acknowledges that the Participant is sufficiently proficient in English or has consulted with an advisor who is sufficiently proficient in English, so as to understand the terms and conditions of the Cash Award Agreement. If the Participant receives this Cash Award Agreement, or any other document related to this Cash Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(f)Data Privacy Notice and Consent. The Company is located in the United States of America and grants Cash Awards under the Plan to employees of the Company and its subsidiaries in its sole discretion. In conjunction with the Company’s grant of the Cash Award under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). In accepting the grant of the Cash Award, the Participant expressly and explicitly consents to the Personal Data Activities as described herein.
(i)Data Collection, Processing and Usage. The Company collects, processes and uses the Participant’s personal data, including the Participant’s name, home address, email address, and telephone number, date of birth, social insurance/passport number or other identification number (e.g. resident registration number), salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all Cash Awards or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer (“Personal Information”). In granting the Cash Award under the Plan, the Company will collect the Participant’s Personal Information for purposes of implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and usage of the Participant’s Personal Information is the Participant’s consent.
(ii)Stock Plan Administration Service Provider. The Company transfers the Participant’s Personal Information to Fidelity Stock Plan Services LLC, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan

Administrator and share the Participant’s Personal Information with another company that serves in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to the Participant’s ability to participate in the Plan.
(iii)International Data Transfers. The Company and the Stock Plan Administrator are based in the United States. The Participant should note that the Participant’s country of residence may have enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of the Participant’s Personal Information to the United States is the Participant’s consent.
(iv)Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan and the Participant’s grant of consent is purely voluntary. The Participant may deny or withdraw the Participant’s consent at any time. If the Participant does not consent, or if the Participant later withdraws the Participant’s consent, the Participant may be unable to participate in the Plan. This would not affect the Participant’s existing employment or salary; instead, the Participant merely may forfeit the opportunities associated with the Plan.
(v)Data Subject Rights. The Participant may have a number of rights under the data privacy laws in the Participant’s country of residence. For example, the Participant’s rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Participant’s country of residence, and/or (vi) request a list with the names and addresses of any potential Participants of the Participant’s Personal Information. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights, the Participant should contact the Participant’s local human resources department.
(g)No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
(h)Severability. The provisions of this Cash Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
(i)Legal and Tax Compliance; Cooperation. If the Participant resides or is employed outside of the United States, the Participant agrees, as a condition of the grant of the Cash Award, to repatriate all cash acquired under the Plan if required by and in accordance with local foreign exchange rules and regulations in the Participant ‘s country of residence (and country of employment, if different). In addition, the Participant also agrees to take any and all actions, and consent to any and all actions taken by the Company and its subsidiaries, as may be required to allow the Company and its subsidiaries to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant ‘s country of residence (and country of employment, if different).
(j)Foreign Asset/Account Reporting; Exchange Control Requirements. The Participant’s country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect the Participant’s ability to acquire or hold cash received from participating in the Plan in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker and/or within a certain time after receipt. The Participant is responsible for complying with any applicable requirements and should consult with the Participant’s personal tax and legal advisors on such matters.

IRON MOUNTAIN INCORPORATED
Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan
Cash Award Agreement

Appendix
Country-Specific Provisions
Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Cash Award Agreement.
Terms and Conditions
This Appendix includes terms and conditions that govern the Cash Award if the Participant is a citizen or resident of and/or works in one of the jurisdictions listed below. These terms and conditions are in addition to, or, if so indicated, in place of, the other terms and conditions set forth in this Cash Award Agreement.
If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working (or is considered as such for local law purposes) or if the Participant transfers employment, service or residency to a different jurisdiction after the Grant Date, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to the Participant.
Notifications
This Appendix also includes notifications relating to exchange control, securities laws and other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of January 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the notifications herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Cash Award vests.
In addition, the information contained herein is general in nature and may not apply to each particular Participant's situation and the Company is not in a position to assure a Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in a particular country may apply to the Participant’s situation.
If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment or service location after the Grant Date, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant in the same manner, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

CHINA, MALAYSIA, PHILIPPINES, SAUDI ARABIA, THAILAND
Terms and Conditions
No country-specific provisions in the above jurisdictions.
Notifications
No country-specific provisions in the above jurisdictions.

INDONESIA
Terms and Conditions
Language Consent. A translation of the documents relating to this grant into Bahasa Indonesia can be provided to the Participant upon request to Iron Mountain Incorporated.  By accepting the Cash Award, the Participant (i) confirms having read and understood the documents relating to the Cash Award (i.e., the Plan and the Cash Award Agreement) which were provided in the English language, (ii) accepts the terms of those documents accordingly, and (iii) agrees not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).
Persetujuan Bahasa. Terjemahan dari dokumen-dokumen terkait dengan pemberian ini ke Bahasa Indonesia dapat disediakan untuk Peserta berdasarkan permintaan kepada Danaher’s Corporate Compensation department. Dengan menerima Pemberian, Peserta (i) memberikan konfirmasi bahwa anda telah membaca dan memahami dokumen-dokumen berkaitan dengan Pemberian ini (yaitu, Program dan Perjanjian) yang disediakan dalam Bahasa Inggris, (ii) menerima persyaratan di dalam dokumen-dokumen tersebut, dan (iii) setuju untuk tidak mengajukan keberatan atas keberlakuan dari dokumen ini berdasarkan Undang-Undang No. 24 Tahun 2009 tentang Bendera, Bahasa dan Lambang Negara serta Lagu Kebangsaan ataupun Peraturan Presiden sebagai pelaksanaannya (ketika diterbitkan).
Notifications
Foreign Asset/Account Reporting Information. Indonesian residents must report worldwide assets (including foreign accounts) in their annual individual income tax return. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.

IRON MOUNTAIN INCORPORATED
Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan
Cash Award Schedule
Participant Name
Employee ID

In accordance with the Cash Award Agreement, of which this Cash Award Schedule is a part (which together, constitute the “Customizing Information”), the Company hereby grants to <<Participant Name>> (the “Participant”) the following Cash Award:
Grant Date:        <<Grant Date>>
Total Award Value:    <<…>>>
Vesting Schedule:    <<Vesting Schedule>>

ACCEPTANCE BY PARTICIPANT
IN WITNESS WHEREOF, the Company has caused this Cash Award Agreement to be issued as of the date set forth above.

Acceptance Date
Electronic Signature